CERTIFICATE OF TRUST
OF
GUGGENHEIM BUILD AMERICA BONDS MANAGED DURATION TRUST
The undersigned, the sole trustee of Guggenheim Build America Bonds Managed
Duration Trust, desiring to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3810, hereby certifies as follows:
1.	The name of the statutory trust is Guggenheim Build America Bonds Managed Duration Trust (the “Trust”).
2.
The name and business address of the registered office of the Trust is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.
The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-I et seq.).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of this 30th day of June, 2010.

/s/ Kevin M. Robinson
Kevin M. Robinson
Sole Trustee